As filed with the Securities and Exchange Commission on February 1, 2022
Registration No. 333-253926

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-253926
UNDER THE SECURITIES ACT OF 1933

STERLING BANCORP
(WEBSTER FINANCIAL CORPORATION, AS SUCCESSOR BY MERGER TO STERLING BANCORP)
(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0091851
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)

John R. Ciulla
President and Chief Executive Officer Webster Financial Corporation as successor by merger to Sterling Bancorp
200 Elm Street
Stamford, Connecticut 06902
(Name and address of agent for service)

(203) 578-2202
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated file	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) is being filed by Sterling Bancorp (the “Registrant” or “Sterling”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of common stock, par value $0.01 per share, of Sterling (“Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder:

•
Registration Statement on Form S-3, File No. 333-253926, filed with the Securities and Exchange Commission on March 5, 2021, registering an indeterminate number of Shares, Sterling preferred stock, par value $0.01 per share, debt securities, depositary shares, warrants, purchase contracts and units.

On January 31, 2022, pursuant to the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Registrant and Webster Financial Corporation (“Webster”), the Registrant merged with and into Webster, with Webster continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statement.  Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Webster Financial Corporation, as successor by merger to Sterling Bancorp, certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on February 1, 2022.

WEBSTER FINANCIAL CORPORATION (as successor by merger to Sterling Bancorp)

By:	/s/ John R. Ciulla
	Name:	John R. Ciulla
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.